UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2009

Dril-Quip, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13439	74-2162088
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13550 Hempstead Highway Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 939-7711

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On December 16, 2009, Dril-Quip, Inc. (the “Company”) entered into an amended and restated employment agreement (an “Employment Agreement”) with each of Larry E. Reimert and J. Mike Walker, the Company’s Co-Chairmen and Co-Chief Executive Officers, in order to modify their prior employment agreements to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986. As amended, the Employment Agreement provides that, effective December 31, 2009, upon certain termination events, Messrs. Reimert and Walker will be paid a pro rata annual bonus based on actual achievement of performance objectives for the year of termination, rather than an amount equal to the highest annual bonus paid in the most recent three-year period. The Company’s other obligations to or in respect of Messrs. Reimert and Walker upon termination, including the payment of bonus amounts for the remaining employment period as provided in the Employment Agreement, remain unchanged.

Except for the modifications described above, the benefits and terms of the Employment Agreement are substantially similar in all material respects to the benefits and terms of the prior employment agreements, which have been previously disclosed by the Company. The Employment Agreements will be effective as of December 31, 2009.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Employment Agreement, which is attached hereto as an exhibit and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Employment Agreement between the Company and each of Messrs. Reimert and Walker (As Amended and Restated Effective as of December 31, 2009).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DRIL-QUIP, INC.

Date: December 17, 2009	By:	/S/ JERRY M. BROOKS
Jerry M. Brooks
Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Form of Employment Agreement between the Company and each of Messrs. Reimert and Walker (As Amended and Restated Effective as of December 31, 2009).